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                                                                    EXHIBIT 99.3

Southfield, Michigan --January 29, 2003-- (NasdaqNM:FBCP) The Board of Directors of Franklin Bancorp, Inc., declared the payment of a cash dividend to common shareholders of $0.08 per share to be paid on February 24, 2003 to shareholders of record on February 10, 2003. At December 31, 2002 there were 3,647,695 common shares outstanding.

Franklin Bancorp serves as the holding company of Franklin Bank, National Association and is headquartered in Southfield, Michigan. Franklin Bank specializes in serving small and medium-size business customers and their owners throughout the metropolitan Detroit area. Franklin Bank's executive offices, Business Center and one regional branch are located in Southfield, with additional regional branches in Birmingham, Troy and Grosse Pointe Woods. Visit Franklin's website at http://www.franklinbank.com

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